Exhibit 99.1

For release 1/19/05, 1:00 pm Pacific Time

Planar Announces First Quarter Fiscal 2005 Results

BEAVERTON, Ore. – January 19, 2005 – Sales in the first quarter of fiscal 2005 for Planar Systems, Inc. (NASDAQ:PLNR), a worldwide leader in flat-panel display systems, were $63.1 million, down 7 percent versus the prior quarter and approximately equal to last year’s first quarter sales. Net income per diluted share was $0.00 in the first quarter, ended December 31, which compares to $0.19 in the prior quarter and $0.21 a year ago.

“We anticipated that discretionary investments necessary for our previously announced geographic expansion and product development initiatives would contribute to a sequential drop in earnings this quarter, and the actual results narrowly fit within the range of our published guidance. Though our medical and industrial businesses performed to our expectations this quarter, the commercial business fell short of its targeted sales and profitability,” said Balaji Krishnamurthy, Planar’s chairman, president and CEO.

Sales in the company’s commercial business unit were lower than expected at $28.2 million, down 10 percent sequentially and down 9 percent versus the first quarter a year ago. Inventory acquired during the unfavorable supply conditions last summer, coupled with street prices that further declined during the fall, led to depressed sales and profitability. However, inventory has been reduced and the cost basis of remaining inventory is expected to be competitive within currently forecasted market conditions.

Planar’s medical business recorded quarterly sales of $20.6 million, down about 9 percent versus the prior quarter but up more than 16 percent over the first quarter a year ago. The sequential decline reflects the anticipated seasonal slowing surrounding the radiology industry’s largest trade show, in late November. Compared to a year ago, Planar’s unit volumes and market share for healthcare displays have increased substantially.

Industrial segment sales in the fourth quarter were $14.3 million, up slightly from both the prior and year-ago quarters. Economic conditions have improved for many of the company’s traditional OEM customers of display components.

“Demand is strong for our products based on EL technology, and our display components business continues to produce healthy profits for the company,” said Krishnamurthy. “Looking long term, we are placing significant emphasis on initiatives aimed at the retailing market to move the industrial segment toward a systems business integrating display hardware and innovative software.”

Planar’s first quarter sales outside the U.S. were 17 percent of the total, up from 13 percent in the previous quarter and 16 percent a year ago. More than 30 percent of sales from the medical and industrial businesses now comes from outside North America, reflecting early traction from our geographic expansion investments.

Gross margin in the first quarter was 21.7 percent, up from the previous quarter’s 21.0 percent but down from the 26.2 percent in the year-ago period. Operating margin fell to just over zero percent from 3.6 percent the previous quarter and 8.1 percent a year ago.

Included in general and administrative expense this quarter was a $0.5 million charge for bad debt due to the sudden insolvency of a customer. A charge of $0.2 million was recorded in non-operating expense, reflecting further decline in the market value of a Taiwanese manufacturing company in which Planar holds an equity investment. As to the balance sheet, the company increased its cash position to about $39 million and continues to carry negligible debt.

“During the quarter we strengthened our management team with the hiring of Scott Hildebrandt, our new CFO, and Patrick Herguth, the new general manager of our medical business. Scott brings to Planar a strong finance background and CFO experience in both software and display hardware companies. Patrick comes to Planar with deep experience working in the healthcare technology units of General Electric, Eastman Kodak and Hitachi. I’m confident both Scott and Patrick will make important contributions to Planar’s leadership,” said Krishnamurthy.

BUSINESS OUTLOOK

The following statements are forward looking and actual results may differ materially.

“In the balance of fiscal 2005, profitability will continue to be constrained by planned, incremental increases in operating expenses to further penetrate European and Asian markets and to continue development of new software-rich products and services. I’m convinced that to optimize future profitable growth, beyond what our current activities can generate, making such investments this year is the best course and will maximize long-term shareholder value.” Krishnamurthy said.

“In addition, while we intend to improve the financial results generated by our commercial segment, current market uncertainties and volatility require us to remain cautious regarding the company’s near-term financial performance.” Krishnamurthy concluded, “As such, our guidance is for second quarter sales and earnings to be similar to the results just reported for the first quarter of fiscal 2005.”

Results of operations and the business outlook will be discussed in a conference call today, January 19, 2005, beginning at 2:00 p.m. Pacific Time. The call can be heard via the Internet through a link on Planar’s Web site, www.planar.com, or through numerous other investor sites, and will be available for replay until the end of the month. The company intends to post on its Web site a transcript of the prepared management commentary from the conference call shortly after the conclusion of the call.

ABOUT PLANAR

Planar Systems, Inc. (NASDAQ: PLNR) is a leading provider of flat-panel display hardware and software solutions for demanding medical, retailing, industrial and commercial applications.

Hospitals, shopping centers, banks and businesses of all sizes use Planar display technology to help connect people, information and ideas. Founded in 1983, Planar is headquartered in Oregon, USA, with offices, manufacturing partners and customers worldwide. For more information, visit www.planar.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

The statements by Balaji Krishnamurthy and the statements in the Business Outlook section above are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including: domestic and international business and economic conditions, changes in the flat-panel monitor industry, changes in customer demand or ordering patterns, changes in the competitive environment including pricing pressures or technological changes, technological advances, shortages of manufacturing capacity from our third-party manufacturing partners, risks inherent in the acquisition of businesses and technologies, final settlement of contractual liabilities, future production variables impacting excess inventory and other risk factors listed from time to time in the Company’s Securities and Exchange Commission filings. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

CONTACT:

Stewart Clark, Investor Relations Director

503-748-6984 / stewart_clark@planar.com

Planar Systems, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three months ended
	Dec. 31, 2004	Dec. 26, 2003
Sales	$63,088	$62,899
Cost of sales	49,429	46,438

Gross profit	13,659	16,461

Operating expenses:
Research and development, net	2,734	2,448
Sales and marketing	5,518	4,478
General and administrative	4,704	3,762
Amortization of intangible assets	648	708

Total operating expenses	13,604	11,396

Income from operations	55	5,065

Non-operating income (expense):
Interest and other, net	(99)	(229)
Foreign exchange, net	86	(69)

Net non-operating expense	(13)	(298)

Income before income taxes	42	4,767
Provision for income taxes	14	1,668

Net income	$28	$3,099

Basic net income per share	$0.00	$0.21

Average shares outstanding - basic	14,675	14,513

Diluted net income per share	$0.00	$0.21

Average shares outstanding - diluted	14,853	15,053

Planar Systems, Inc.

Consolidated Balance Sheets

(In thousands)

	Dec. 31, 2004	Sept. 24, 2004
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$38,867	$30,265
Accounts receivable	32,392	31,221
Inventories	46,765	51,802
Other current assets	11,753	11,005

Total current assets	129,777	124,293

Property, plant and equipment, net	20,097	17,860
Goodwill	49,001	49,001
Intangible assets	7,167	7,815
Other assets	5,186	7,455

	$211,228	$206,424

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$21,817	$19,946
Accrued compensation	4,785	3,007
Current portion of long-term debt and capital leases	195	193
Deferred revenue	2,020	1,413
Other current liabilities	6,951	9,114

Total current liabilities	35,768	33,673

Long-term debt and capital leases, less current portion	797	847
Other long-term liabilities	6,397	6,376

Total liabilities	42,962	40,896
Shareholders’ equity:
Common stock	131,350	130,924
Retained earnings	39,814	39,786
Accumulated other comprehensive loss	(2,898)	(5,182)

Total shareholders’ equity	168,266	165,528

	$211,228	$206,424

Planar Systems, Inc.

Consolidated Statement of Cash Flows

(In thousands)

(unaudited)

	Three months ended
	Dec. 31, 2004	Dec. 26, 2003
Cash flows from operating activities:
Net income	$28	$3,099
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	2,345	1,904
Loss on investments, net	153	—
(Increase) decrease in accounts receivable	(703)	5,081
Decrease in inventories	5,215	3,093
Increase in other current assets	(1,165)	(504)
Increase in accounts payable	1,639	211
Increase (decrease) in accrued compensation	1,706	(862)
Increase (decrease) in deferred revenue	565	(143)
Decrease in other current liabilities	(2,575)	(2,485)

Net cash provided by operating activities	7,208	9,394

Cash flows from investing activities:
Purchase of property, plant and equipment	(566)	(1,085)
Increase in other long-term liabilities	—	491
Decrease in long-term assets	(4)	(491)

Net cash used in investing activities	(570)	(1,085)

Cash flows from financing activities:
Payments of long-term debt and capital lease obligations	(48)	(11,902)
Proceeds from long-term debt	—	6,761
Stock repurchase	—	(113)
Net proceeds from issuance of capital stock	426	2,883

Net cash provided by (used in) financing activities	378	(2,371)

Effect of exchange rate changes	1,586	1,264

Net increase in cash and cash equivalents	8,602	7,202

Cash and cash equivalents at beginning of period	30,265	37,424

Cash and cash equivalents at end of period	$38,867	$44,626